Exhibit 99.2


Guidant Concludes Boston Scientific Offer is Superior

Indianapolis, Ind. -- January 17, 2006 -- Guidant Corporation (NYSE: GDT) today announced that its Board of Directors has determined that Boston Scientific's revised offer to acquire Guidant is superior to the terms of the Company's current merger agreement with Johnson & Johnson. On January 17, 2006, Boston Scientific made a revised offer to acquire Guidant for $80 per Guidant share made up of a combination of $42.00 in cash and $38.00 in Boston Scientific common stock, subject to a collar. The aggregate value of Boston Scientific's revised offer is approximately $27.2 billion.

Guidant is currently party to a merger agreement with Johnson & Johnson providing for the acquisition of Guidant by Johnson & Johnson. Guidant shareholders are scheduled to vote on that agreement, as amended on January 11, 2006 and January 13, 2006, at a special meeting on January 31, 2006. Under the terms of Guidant's merger agreement with Johnson & Johnson, Guidant must wait five business days, or until January 25, 2006, before it may change its recommendation of the Johnson & Johnson merger or terminate the merger agreement with Johnson & Johnson and enter into a merger agreement with Boston Scientific. Guidant's recently amended merger agreement with Johnson & Johnson provides that each share of Guidant common stock would be exchanged for $40.52 in cash and ..493 shares of Johnson & Johnson common stock. As of the close of business on January 13, 2006, the merger consideration under the Johnson & Johnson agreement was valued at $71.00 per Guidant share.

Boston Scientific's offer will remain open for acceptance by Guidant until 4 pm on January 25, 2006.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The company develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.

Guidant Corporation and Johnson & Johnson have filed with the Securities and Exchange Commission (SEC) a definitive proxy statement/prospectus and other documents regarding the proposed merger between Guidant and Johnson & Johnson. Investors are urged to read the definitive proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. The proxy statement/prospectus and other documents filed by Johnson & Johnson and Guidant with the SEC are available free of charge at the SEC's website, www.sec.gov, or by directing a request to Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attention: Investor Relations; or by directing a request to Guidant Corporation, 111 Monument Circle, #2900, Indianapolis, IN 46204-5129, Attention: Investor Relations.

Guidant Corporation, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Guidant and their ownership of Guidant stock is set forth in Guidant's most recent filing on Form 10-K. Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement/prospectus.

Contacts

Guidant Corporation
Steven Tragash, Corporate Communications, 317-971-2031
Andy Rieth, Investor Relations, 317-971-2061
Doug Hughes, Investor Relations, 317-971-2039